Exhibit 99.1

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 06, 2012 / 03:00PM GMT

OVERVIEW:

HCN reported 3Q12 normalized FFO per share of $0.91.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Jeff Miller Health Care REIT Inc - EVP Operations and General Counsel

George Chapman Health Care REIT Inc - Chairman, CEO and President

Scott Brinker Health Care REIT Inc - EVP, Investments

Scott Estes Health Care REIT Inc - EVP, CFO

Chuck Herman Health Care REIT Inc - EVP, CIO

Steve Schroeder Health Care REIT Inc - VP, Finance

Jay Morgan Health Care REIT Inc - SVP, Finance

CONFERENCE CALL PARTICIPANTS

James Milam Sandler O’Neill Asset Management - Analyst

Jeff Theiler Green Street Advisors - Analyst

Rich Anderson BMO Capital Markets - Analyst

Jorel Guilloty Morgan Stanley - Analyst

Nick Yulico Macquarie Securities - Analyst

Philip Martin Morningstar - Analyst

Michael Mueller JPMorgan Chase & Co. - Analyst

Tom Truxillo BofA Merrill Lynch - Analyst

Greg Latz BNT - Analyst

Rob Mains Stifel Nicolaus - Analyst

Alex Friedland BNP Paribas - Analyst

Todd Stender Wells Fargo Securities, LLC - Analyst

Omotayo Okusanya Jefferies & Company - Analyst

Michael Carroll RBC Capital Markets - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the third quarter 2012 Health Care REIT earnings conference call. My name is Brooke and I will be your operator today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference.

(Operator Instructions) As a reminder, this conference is being recorded for replay purposes. Now, I would like to turn the call over to Jeff Miller, Executive Vice President, Operations, and General Counsel. Please go ahead, sir.

Jeff Miller - Health Care REIT Inc - EVP Operations and General Counsel

Thank you, Brooke. Good morning, everyone, and thank you for joining us today for Health Care REIT’s third quarter 2012 conference call. If you did not receive a copy of the news release distributed this morning, you may access it via the Company’s website at hcreit.com. We are holding a live webcast of today’s call, which may also be accessed through the Company’s website.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Certain statements made during this conference call may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Health Care REIT believes results projected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its projected results will be attained. Factors and risks that could cause actual results to differ materially from those in the forward-looking statements are detailed in the news release and from time to time in the Company’s filings with the SEC. I will now turn the call over to George Chapman, Chairman, CEO and President of Health Care REIT. George?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Thanks very much, Jeff. Our business model continues to hit on all cylinders. We completed $2.9 billion of investments to date, including $1 billion dollars in the third quarter. And since the beginning of 2011, we have made $8.9 billion of investments through the third quarter and pro forma for the announced investments including Sunrise in early 2013, the investments during the last year will total approximately $12 billion.

The strength of our relationship investing program is also clearly demonstrated by the investments during the last 12 months, as approximately $2.6 billion, or 64% of the $4.1 billion of investments over that period came from existing relationships. We announced the agreement to purchase Sunrise in August of 2012. There were few opportunities, if any, to acquire a company of this scale and quality.

The acquisition of Sunrise is a great fit for HCN. It provides us with an exceptional portfolio in the United States, the UK, and Canada, at an attractive yield with strong accretion. There are meaningful growth opportunities, including both long-term NOI growth and a pipeline of exceptional properties. Moreover, Sunrise has a national platform with a widely recognized brand, which positions it as a vehicle for future consolidation of a highly fragmented industry. Scott Brinker in his remarks will provide a detailed update on our Sunrise progress, but let me say this generally. We have accelerated the joint venture buy-out so that by the middle of 2013, we expect to own 100% interest in 115 Sunrise communities, and a minority interest in 10 communities for a total investment of $4.3 billion.

Moreover, the overall cap rate will be approximately 6.5%, making the transaction very accretive to us. We also previously announced our agreement to sell the Sunrise management company to a group led by KKR and Beecken Petty with HCN retaining a 20% interest. Our partnership and Sunrise teams have been working hard at organization and integration and expect to hit the ground running when we close the transaction in early 2013. I wanted to take a moment to thank Scott Brinker, Chuck Herman, and our team, Mark Ordan and the team at Sunrise, as well as our management company partners for putting us in a position to produce terrific value for all parties and contribute to the continuous improvement of the seniors housing sector generally.

Our existing portfolio continues to perform very well, with an aggregate NOI growth of 3.6%, driven by 7% NOI growth in our RIDEA portfolio. In fact, our average same-store NOI growth over the last six quarters was 4.2% for the entire portfolio, and 8.9% for the RIDEA portfolio. We believe that the ongoing repeat business from our RIDEA partners, together with a strong NOI growth on these investments, demonstrates the success of the RIDEA program. And the strength of our existing portfolio and predictable pipeline, of course, allowed our Board of Directors to increase our 2013 dividend payment by 3.4% to $3.06 per share.

Our Senior Housing portfolio quality continues to improve. After we close the entire $4.3 billion Sunrise portfolio by mid-year 2013, we believe the private pay percentage in our portfolio will approach 85%. The percentage of the total portfolio in East and West Coast markets and the top 31 MSAs should move to 80%, while our RIDEA portfolio will approach 95% in these affluent, high barrier-to-entry markets. And at that point, as well, our Senior Housing portfolio as a portion of our portfolio should be approaching two-thirds.

In the Senior Housing and Care space, we regularly coordinate best practices sessions among our key operators. We focus on providing the best care for residents. And even beyond those formal sessions, many of our key operators have developed deeper personal and professional relationships that have allowed them to discuss ways to improve care and service. We’ve also driven better results through joint programs, such as our group property and casualty insurance program.

This resulted in average savings of 18% when costs for such insurance were going up by 5% to 10% otherwise. We’re now working on a joint purchasing program, and we’re beginning to explore ways to facilitate meaningful IT improvements to make normal operations more efficient and effective and to ultimately allow interaction between these operators and health systems and service providers with whom they work. Let me now turn to the medical facility sector, and we continue to believe that there are significant investment opportunities in the MOB arena.

Today, approximately 60% of the acute care services are being provided in outpatient settings and many of the MOBs where these services are offered are located close to the customer, in suburban areas that are experiencing the greatest population growth. To provide convenient one-stop venue, MOBs are combining a variety of complementary services, including surgery centers, full diagnostic services, and fitness and wellness. Today, we are investing in MOBs that range from 50,000 to 300,000 square feet, and these facilities, which some now refer to as hospitals without beds, are becoming the focal point of healthcare delivery.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Our average MOB size is now approximately 65,000 square feet and due to the superb work of our property management team, our occupancy is a sector-leading 94%, and our annual retention rate is above 80%. With respect to portfolio management, we have a scalable asset management system that is considered to be at the top of the sector. We have added highly qualified and experienced personnel in key areas to help us effectively manage the substantial increase in investment volumes. Moreover, we have put together multi-disciplinary teams for all of our RIDEA investments and for large triple-net relationships, such as Genesis, Brandywine and Senior Lifestyles.

As active managers, we enhance portfolio quality by investing in high quality properties and also by disposing of non-core assets. This portfolio rationalization program has helped us to create a sector-leading portfolio. Year-to-date, we have disposed of $257 million of assets. We have now increased our overall disposition guidance to $700 million, of which over $500 million are non-strategic skilled nursing facilities and much of the balance includes smaller medical office buildings.

While we experienced some dilution in disposing of the SNFs, the skilled nursing facilities, we strongly believe that the improvement to our portfolio quality far outweighs any near-term costs. We expect our skilled nursing facilities to represent less than 15% of the portfolio by the middle of next year when we close the balance of the Sunrise investment. At that point, we will have essentially five skilled nursing operators led by Genesis that we believe are best positioned for providing post acute care. Our relationship investment program has produced consistent, resilient external and internal growth. As we may be finally approaching a period of relative normalcy, we will use this period to continue to improve healthcare delivery, facilitate desirable consolidations, and drive earnings growth.

A high percentage of our ongoing investments will be with our existing partners, and this gives us great confidence in our ability to generate annual investment volumes in the $1.5 billion to $2 billion range without having to compete for transactions that do not meet our investment criteria. We have managed a remarkable transformation of the portfolio during the last several years, and we will emerge with the highest quality portfolio, most diversified by operator and investment type, with the least exposure to government reimbursement among our peers, and private pay approaching 85% of the portfolio. We believe this should drive higher relative multiples and strong returns to our shareholders.

I would just like to take a moment now before handing it over to the Scotts to talk about Superstorm Sandy. Our communities weathered the storm very well. We’ve experienced some damage, but the issue is manageable and we are actively assisting our partners as necessary. We are fortunate. The employees of our operating partners have done an absolutely heroic job of serving the customers.

However, some of them have experienced extraordinary loss. We believe great partners are there at the most difficult of times and so in that spirit, the spirit of our relationship philosophy, and a belief in doing the right thing, HCN and our employees have created a storm relief fund to assist affected employees. Now, I’ll turn to Scott Brinker to discuss Sunrise and certain other portfolio matters. Scott?

Scott Brinker - Health Care REIT Inc - EVP, Investments

Yes, thank you, George. Execution on the Sunrise acquisition is exceeding our expectations. In September, we signed an agreement to sell the management company to a partnership led by KKR and Beecken Petty for $130 million, which is at the high end of our underwriting with HCN retaining a 20% ownership interest.

As part of the agreement, we’ve restructured the management agreements on existing and future wholly-owned communities in a way that creates significant value for HCN shareholders and aligns the interest of HCN in the Sunrise management company. Shortly thereafter, we pre-funded the acquisition by issuing $1.7 billion of equity at a price that locks in a positive return on investment. When we announced the acquisition of Sunrise in August, the portfolio included 20 wholly-owned communities and a minority interest in 105 communities. At that time, we described our intention and desire to buy out as many of the joint venture partners as possible so that we could control the assets, including decisions regarding CapEx, leverage, and management fees.

As of the closing date, which we expect will occur in early 2013, we will own a 100% interest in at least 58 of the communities and a minority interest in the remainder of the 125 communities. And by July 2013, we expect to wholly own 115 of the 125 communities. At that point, our investment in this best-in-class portfolio will be $4.3 billion. The joint venture buy-outs, combined with the new management agreements, will improve our cap rate to approximately 6.5%, which is roughly a 6.1% yield after CapEx. We view such a return as extremely attractive on a risk adjusted basis and compares favorably to other large Senior Housing transactions.

This is particularly true, given the growth prospects of this portfolio, driven by the quality of the buildings, locations, and operating partner. For example, the average building age is eight years, 90% of the buildings are Sunrise “mansion” prototypes. The median housing value in the portfolio is two times the national median, and the monthly rental rate is two times the industry average.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

We don’t place a large emphasis on FFO or FAD accretion in our investment process because these measures do not account for risk. Nonetheless, we are pleased to report that we expect the Sunrise acquisition to be accretive to FFO and FAD per share in 2013 and thereafter. More importantly, the acquisition has great strategic value, given the unique quality and geography of the portfolio, both of which align perfectly with our existing portfolio.

We receive a number of requests to describe our thought process regarding the RIDEA structure versus triple net leases. So I would like to share our perspective. There are three key points.

First, we evaluate returns on a cash basis, that is we fully account for CapEx. We underwrite a full CapEx reserve in every investment, whether it is a RIDEA or a triple-net lease, because the structural protection of the triple-net lease is illusory if the tenant does not have enough cash flow to adequately reinvest in the buildings.

Second, when assessing risk, we do not focus on small short-term quarterly fluctuations in NOI. Rather, we focus on long-term growth in NOI and asset value, which in our experience is driven by the quality of the building, location and operating partner. Accordingly, we believe that we have more than offset any increase in structural risk under RIDEA with a reduction in the risk of the asset itself, given that our RIDEA portfolio is comprised of Class A buildings in densely populated affluent markets, operated by the industry’s premier management companies.

The final point is that in some cases, the decision is not whether to structure the acquisition as RIDEA or a triple-net lease, but whether to invest or not invest because certain operators are unwilling to be the tenant under a triple-net lease. Said another way, we now have the flexibility to acquire best-in-class portfolios that were difficult, if not impossible, to acquire prior to 2008 when RIDEA was enacted. The timing of the legislation and our decision to take advantage of it was favorable to our shareholders.

We acquired our existing RIDEA portfolio, which is comprised of Class A portfolios operated by leading management companies, during a period when private equity and pension fund owners needed to sell and the operating fundamentals of the Senior Housing industry were at a cyclical low due to the economy. The result has been substantial growth in asset value since the time of our acquisition, due primarily to superior NOI growth. The performance of our RIDEA portfolio coupled with follow-on investments with our operating partners is evidence that integration has been successful.

Equally important, we continue to view triple-net leases as an attractive investment structure. In the past 24 months, we’ve closed $2.8 billion of Senior Housing triple-net leases with a 7.3% average initial yield and 3% average annual escalators. Such returns create substantial value for our shareholders. More than a third of these triple-net leases give us the option to reset the rent to market every three to five years, so there’s an opportunity to capture growth beyond our typical rent escalators.

I’ll close by commenting that irrespective of investment structure, the common theme in our investments is high quality buildings, locations, and operating partners. These are scarce commodities and we, therefore, expect our shareholders to prosper over the long term from our unique concentration of such high quality assets and partners. Now I would like to turn the call over to Scott Estes to discuss our operating results and balance sheet.

Scott Estes - Health Care REIT Inc - EVP, CFO

Thanks, Scott. Good morning, everyone. As George and Scott discussed, we are very excited about our platform, our relationship and growth prospects heading into 2013. The third quarter was another very active one for our team here at Health Care REIT and we completed another $1 billion of gross investments. We announced our Sunrise Senior Living transaction and then accelerated the anticipated pace of JV buy-outs, including announcing the planned sale of the management company. We raised capital through two successful equity offerings to preemptively fund our recent investments, lowering leverage by nearly 7 full percentage points during the quarter.

We completed $133 million of dispositions of non-strategic assets. And during this remarkable period, we have continued to move expeditiously to strengthen and diversify our portfolio to reduce our exposure to government reimbursement and to position ourselves to benefit from an increasing percentage of future investment opportunities from existing relationship partners.

Turning first to our investments, we maintained a very solid investment pace during the third quarter, completing gross investments of nearly $1 billion in the quarter and $2.9 billion year to date. As George discussed, our relationship investment program is driving consistent portfolio growth, enabling us to purchase high quality assets at attractive returns for our shareholders.

In terms of our third quarter investments, we completed $880 million of acquisitions at a blended initial yield that averaged 7.1%. A major highlight included first two triple-net Senior Housing portfolios, consisting of 19 facilities for $459 million operated by Senior Lifestyle, one of the largest private operators in the country, which

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

makes them the sixth largest operator in our portfolio. Second, we acquired the first five Sunrise Senior Living operating properties located in the United Kingdom for $244 million, and third, we completed $56 million of medical office building investments.

In terms of third quarter dispositions, we sold $133 million generating gains of $13 million, which consisted primarily of a non-strategic nine-facility skilled nursing portfolio, and an eight-facility portfolio of smaller, older, unaffiliated medical office buildings.

We also provided a future investment update as it relates specifically to the Sunrise transaction, as well as what was originally announced as a $925 million third quarter acquisition expectation. As you can see in our earnings release and the table provided, we have $2.9 billion in pending Sunrise investments, anticipated to occur through the first quarter of 2013, plus an additional $291 million of other pending acquisitions expected in the fourth quarter.

Turning next to portfolio performance, in our seniors housing triple-net lease portfolio, payment coverage stands at a solid 1.33 times before management fees and 1.15 times after management fees. Stable occupancy of 88.7% as of June 30, increased by 50 basis points sequentially, and is up 100 basis points versus the prior year, consistent with recent industry trends supporting higher occupancies. The stability of our seniors housing triple-net portfolio is, again, demonstrated through a third quarter increase in same-store cash NOI of 2.8% year-over-year.

Our skilled nursing portfolio payment coverage currently stands at 1.84 times before management fees, and 1.4 times after management fees for the trailing 12 months ended June 30. Our stable skilled nursing occupancy declined slightly, as often occurs during the second quarter to 87.3%. However, same-store cash NOI remains strong, increasing 3.3% in the third quarter versus the prior year. Our coverage declined sequentially due to another quarter of the lower Medicare rates implemented in October of 2011, moving into trailing 12-month data.

We expect that our overall coverage after management fees will stabilize at slightly above 1.3 times next quarter, when we report the trailing 12 months ended September 30, 2012. We also recently did some work to analyze the dispersion of the rent coverage levels within our skilled nursing portfolio and believe that once we complete our disposition efforts, our entire post acute skilled nursing portfolio will consist of five operators that all cover rent after management fees by greater than 1.2 times as of the three months ended June 30, 2012. Regarding Genesis, we continue to expect fixed charge coverage levels to range between 1.3 and 1.4 times over the longer term, after initially stabilizing at about 1.3 times for the 12 months ended September 2012.

Routine CapEx spending in our Genesis portfolio is currently running at the rate of approximately $1,200 per bed per year thus far in calendar 2012, with their overall CapEx approximating $2,000 per bed when including strategic CapEx, which is running at about $800 per bed this year. Finally, the Genesis/Sun Healthcare merger remains on track to close in December of 2012. We’re excited about the opportunities for the combined organization to attain both operating and cost synergies and to drive a higher skilled mix over the longer term.

At this point, I’ll provide an update on our seniors housing operating portfolio, which is comprised our RIDEA investments. Our operating portfolio continues to perform well and remains ahead of budget through the third quarter. The blended 88.9% occupancy rate across our seven operating portfolios for the third quarter increased 100 basis points versus the prior quarter, and is up 2.3% versus last year. Same-store operating portfolio cash NOI for the third quarter again increased a strong 7% versus the comparable quarter last year, driven by a 200-basis-point increase in same-store occupancy, and a 3.4% increase in revenue per occupied unit. Through a combination of strong revenue growth and solid expense control, margins in our same-store portfolio expanded 30 basis points year-over-year.

Moving now to the medical facilities portfolio, our medical office building portfolio continued to perform well during the quarter, as overall occupancy increased 80 basis points year-over-year, and 40 basis points sequentially to 93.9%. Tenant retention was a strong 90% for the quarter, and 82% for the trailing 12 months. As a result of recent acquisitions and dispositions, now 92% of our MOB portfolio investment balance is affiliated with a health system. Same-store occupancy increased 40 basis points sequentially to 92.9%, while same-store cash NOI grew a solid 1.5% for the quarter. We continue to have very little anticipated rollover in our MOB portfolio, with only 5% to 6% of the current portfolio leases expiring per year through the end of 2016. We believe we’ll end the year with overall MOB portfolio occupancy in the 94% range and a tenant retention rate of approximately 80%.

In regards to our hospital portfolio, our cash flow payment coverage remains strong at 2.35 times before and 2.0 times after management fees. We also experienced solid 2.2% same-store cash NOI growth in our hospital portfolio during the third quarter versus last year.

Our Life Science portfolio also performed well in the quarter and remained slightly ahead of budget year to date through September. The portfolio remained 98% occupied and generated same-store cash NOI growth of 3.6%. We’re beginning to see the benefit of several lease renewals which occurred in July and August at rates significantly above previous levels.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Turning now to financial results and guidance, we reported normalized third quarter FFO per share of $0.91 and normalized FAD per share of $0.82, up 2% and 4%, respectively. Our year-over-year growth was impacted by both dispositions of higher yielding, non-strategic assets over the last 12 months, and the decision to pre-fund much of our investment activity announced year to date.

We recently declared the 166th consecutive quarterly cash dividend for the quarter ended September 30 of $0.74 per share, representing a 3.5% increase over the same period last year. In addition, the Board of Directors approved an increase in our 2013 quarterly dividend rate to $0.765 per share, or $3.06 annually beginning with the February 2013 dividend payment. As George mentioned, the new 2013 dividend payment rate represents a 3.4% increase over dividends to be paid in 2012.

Our third quarter G&A expense of $23.7 million was in line with our expectations. Now for the fourth quarter, we’re expecting a similar level of G&A of approximately $24 million.

Our capital expenditures came in slightly lower than expectations during the quarter at $9.3 million, largely due to the timing of funding in our MOB and operating portfolios. As a result, we are anticipating slightly higher CapEx during the fourth quarter of approximately $14 million to $15 million.

Next, I’ll take just a minute to explain several of the extraordinary items on the income statement that are primarily a result of recent acquisitions and the decision to accelerate our dispositions and portfolio repositioning efforts heading into the end of the year.

First, we had $8.3 million of transaction costs that were associated with our significant level of third quarter acquisitions. Next, we made the decision to write off $27 million in loans. This is primarily associated with an entrance fee facility that was transitioned to a new operator a couple of years ago and repositioned as a rental model. As occupancy trends have improved more recently, we’re evaluating restructuring the current relationship which requires a current update of the collateral analysis for our loan. We believe we are most likely to restructure this relationship as a RIDEA investment, which would allow us to capture more of the upside, but a possible sale is also being analyzed where we would be less likely to recapture the value of the loan. As a result of our analysis, we determined to write off the loan at this time.

Finally, we took a $7 million impairment associated with five smaller skilled nursing facilities in Connecticut, based on the estimated value we expect to receive when we sell them over the next six to twelve months.

Now, in terms of capital activity, the third quarter was definitely a busy one for us. In August, we raised slightly over $800 million of equity, largely to fund an anticipated $925 million third quarter acquisition pipeline. Then in late September, we were successful in raising an additional $1.7 billion largely to pre-fund the cash portion of our Sunrise Senior Living acquisition. In addition, we issued 492,000 shares under our dividend reinvestment program, generating $29 million in proceeds. We also repaid $77 million of our 8% senior notes in the quarter. We repaid $168 million of 4.75% convertible debt and completed our CAD250 million Canadian denominated term loan. We sit in an excellent liquidity position in light of our pending transactions.

As you can see in the very bottom right corner of the chart provided on page 3 of our earnings release, it will require approximately $1.6 billion to fund the remaining cash component of our announced deals that have yet to close. We currently have more than adequate liquidity in place to fund this, with $1.4 billion in cash currently on our balance sheet, up to $443 million in expected fourth quarter dispositions, and our entire $2 billion line of credit fully available.

Our capital transactions year-to-date not only put us in an excellent liquidity position, but they significantly improved our credit metrics. At the end of September, debt to undepreciated book capitalization stood at 37.9%, an improvement of nearly 7% during the quarter, which I would point out excludes any benefit from the $1.4 billion in cash on the balance sheet. Our trailing 12-month interest and fixed charge coverage remains solid at 3.1 times and 2.4 times, respectively, while net debt to adjusted EBITDA, as reported in our supplement, improved to 4.7 times.

Importantly, although there are still several moving parts related to closing the remainder of our announced transactions, we will continue to manage our balance sheet in a way that is consistent with our long-term leverage and credit metric targets. Last, I’ll provide an update regarding our 2012 guidance and assumptions. As a reminder, our earnings guidance for 2012 includes the impact of first, investments in capital transactions that are pending or completed year to date. Second, the ongoing funding of our existing development pipeline, and third, up to $700 million of anticipated dispositions of primarily non-strategic skilled nursing facilities.

As we detailed in the release, the mid-point of our earnings guidance for both normalized FFO and FAD would have increased by $0.04 per share today if not for our decision to pre-fund the Sunrise transaction through our large $1.7 billion equity deal, which impacted our 2012 guidance by $0.11. As a result, normalized FFO has been updated and narrowed to a range of $3.49 to $3.53 per share and normalized FAD has been updated to a range of $3.07 to $3.11 per share. I think most importantly, we believe we’re in a great position entering 2013, having pre-funded our Sunrise transaction and through accelerating our disposition efforts, and can say we’re all very excited about our platform, portfolio, and growth prospects heading into next year.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Operator, that does conclude my prepared remarks. We would now like to open the line for questions please.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from James Milam with Sandler O’Neill.

James Milam - Sandler O’Neill Asset Management - Analyst

Good morning, guys.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Good morning.

James Milam - Sandler O’Neill Asset Management - Analyst

I’m sorry, could you just go over the dispositions for me one more time. You guys expect about $440 million this year and that brings up to $700 — I’m sorry, before year end and that brings you up to $700 million for the year. Then as you go through that, can you let us know if there’s any debt associated with those? And then if there is anything market related that had you accelerate the dispositions, or if it’s just that you guys feel like you’re in a position where you can accelerate the portfolio repositioning on your own timing regardless of what’s going on externally?

Scott Estes - Health Care REIT Inc - EVP, CFO

Sure, James. This is Scott. How are you doing? The first part of your question, the answer is there have been about $250 million of dispositions year to date, and $450 million implied pending in the fourth quarter. About $500 million in aggregate of the $700 million total this year are skilled nursing facilities. And of the remaining $450 million, there is about $80 million in debt on those properties.

The bottom line is it’s actually a great time for us to evaluate the portfolio. It’s a good environment for us to sell. We’re finding that operators are looking at buying back properties and there’s really a pretty, reasonably attractive financing market. They can take it to HUD, bridge to HUD at rates in the 3% to 3.5% range right now. So that’s helping our decision to accelerate some of our portfolio repositioning efforts.

James Milam - Sandler O’Neill Asset Management - Analyst

And is that impacting pricing a little bit as well, so are, the yield that you’re selling at coming down a little bit?

Scott Estes - Health Care REIT Inc - EVP, CFO

Pricing’s been pretty reasonable. I don’t think it’s really changed too much. Usually, yield on sales, we’re often fortunate enough in those to book a gain. If you look at the cash we receive, we’re probably in the, what would you say, low to mid 9s, I think, inclusive of gains?

James Milam - Sandler O’Neill Asset Management - Analyst

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Okay, perfect. Thanks. Then my second question as you guys look out at the markets year end. I know you’ve selected markets that you believe have high barriers to entry and it’s harder for new construction. I’m just curious if you guys are seeing anybody looking to build, or any competition from builders, just if you could give us color on the construction environment, that would be great?

Chuck Herman - Health Care REIT Inc - EVP, CIO

Sure. This is Chuck Herman. We are seeing some additional construction discussions out there. I wouldn’t say the activity has noticeably picked up, but there definitely are some folks out there discussing it. Good news is that we tend to have some pretty high barrier to entry markets that we’re located in. So often times we’re adding units to existing properties and really improving the quality of the assets along the way, as well. So we feel we’re in a strong position.

James Milam - Sandler O’Neill Asset Management - Analyst

Anybody doing, the add-ons seem to be picking up pace. Anybody doing any conversions, from an IL to an AL or adding services or things like that you see, is that picking up pace at all?

Chuck Herman - Health Care REIT Inc - EVP, CIO

It’s pretty consistent within the marketplace. We haven’t seen as many true conversions from one asset type to another. We hear some discussion about it, but generally, I can’t point to a lot of examples at this point.

James Milam - Sandler O’Neill Asset Management - Analyst

Okay, thanks a lot, guys.

Operator

Your next question comes from Jeff Theiler with Green Street Advisors.

Jeff Theiler - Green Street Advisors - Analyst

Good morning. Thanks very much for the additional comments on your skilled nursing portfolio. You may have mentioned it, what’s the current Genesis coverage as of now?

Scott Estes - Health Care REIT Inc - EVP, CFO

Current Genesis corporate fixed charge coverage is about 1.3 times.

Jeff Theiler - Green Street Advisors - Analyst

Okay, 1.3. And that’s decreasing to what after the next quarter when the last round of Medicare cuts go through?

Scott Estes - Health Care REIT Inc - EVP, CFO

It’s actually been stable, so it’s still around 1.3 times. I don’t think we’re forecasting too much of a change in that number.

Jeff Theiler - Green Street Advisors - Analyst

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

So they have been able to adjust their business such that another quarter of cuts doesn’t really affect it, is that what you’re saying?

Scott Estes - Health Care REIT Inc - EVP, CFO

Essentially, yes. It’s been right around 1.3 times. And longer term it, I think as they look to move and close the Sun merger hopefully within the next month or two, that there’s really a nice opportunity for some synergies, as well as an opportunity longer term to improve their skilled mix, which is currently about 23%, and I think each 1% they are able to improve it can add about $12 million to operating cash flow, if they are able to do that.

Jeff Theiler - Green Street Advisors - Analyst

Got you. And so that’s the reason that that cover, you expect that coverage to kind of eke up a little bit to between 1.3 and 1.4, right?

Scott Estes - Health Care REIT Inc - EVP, CFO

That’s correct.

Jeff Theiler - Green Street Advisors - Analyst

And then, do you know what kind of returns they get on the CapEx that they spend the revenue-generating CapEx?

Scott Brinker - Health Care REIT Inc - EVP, Investments

Their standards for investments of that type, Jeff, are in the mid-teens at a minimum.

Jeff Theiler - Green Street Advisors - Analyst

Okay. And then lastly, on your disposition program within the skilled nursing portfolio, how are you selecting the properties that you’re interested in disposing of? Is it by certain operators, or is it more exposure to certain states that have Medicaid issues? What’s your kind of criteria as you go through that pile of properties?

Chuck Herman - Health Care REIT Inc - EVP, CIO

I think we — we evaluate all of those factors. Sometimes it’s states and sometimes it’s particular operators. So it really depends on the situation. In the upcoming dispositions, they are largely portfolios that we’re disposing of.

Jeff Theiler - Green Street Advisors - Analyst

Are there certain states that you really want to stay away from?

Scott Estes - Health Care REIT Inc - EVP, CFO

Not as much state-specific as it is really the history with the operator and they are generally smaller investments that are not really strategic longer term, and they have the willingness and appetite to take, to pay us off and we’re willing to do that. It’s very much in line with our strategic initiatives.

Jeff Theiler - Green Street Advisors - Analyst

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Okay. Great. Thanks very much.

Scott Estes - Health Care REIT Inc - EVP, CFO

Sure.

Operator

Your next question comes from Rich Anderson with BMO Capital Markets.

Rich Anderson - BMO Capital Markets - Analyst

Thanks, good morning.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Good morning.

Scott Estes - Health Care REIT Inc - EVP, CFO

Hi, Rich.

Rich Anderson - BMO Capital Markets - Analyst

So I think you’ve said in the past that you think Senior Housing RIDEA type of investments, they are deserving of a cap rate similar to multi-family cap rates. And I’m wondering why you think that considering — I know we’ve talked about this before, about operating margins for Senior Housing are about 30%, 35% and operating margins multi-family are more like 65%, 70%. So why do you come to that conclusion that you think you should be getting a multi-family multiple in senior housing?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Well, I think you picked the one factor that probably is a negative to that argument. In most cases, if you look at the demographics and you look at the relative stability of cash flows, which are being borne out at least in our portfolio and, hopefully, will be supported at some point with the good academic research, our experience has been they are amazingly resilient and much more stable than a multi-family, and so that’s the essence of our argument, Rich.

Rich Anderson - BMO Capital Markets - Analyst

Okay. Couple of years ago, maybe several years ago, you walked away from a Sunrise deal from a $700 million, $800 million. I can’t remember what the exact number was. But what is — how — draw the line between then and now, what has changed and from a pricing standpoint or what have you?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Well, frankly, we have to give a lot of credit to Mark Ordan and his team in terms of stabilizing the company, taking care of problems and largely eliminating market risk, or company risk, which was, had become quite a large factor beyond the portfolio that we’re looking at that point. So I think it’s more of the relative stability of maybe the sector, but particularly of how good a job Mark and the team has done to make the company strong.

Chuck Herman - Health Care REIT Inc - EVP, CIO

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

The other thing to think about that, when we walked away from that transaction was that was right in the middle of the capital markets implosion.

Rich Anderson - BMO Capital Markets - Analyst

Yes.

Chuck Herman - Health Care REIT Inc - EVP, CIO

So we had raised capital and we were then really well-positioned going forward.

Rich Anderson - BMO Capital Markets - Analyst

Yes, fair enough. So the story line for HCN in the past years has been combination facilities and kind of age-in-place kind of stuff. And you’re moving now, you’re saying 85% private pay, 65% of your portfolio is Senior Housing. You’re kind of losing the diversification. Is it fair to say that the story is changing, and if that’s an obvious statement, why now are you doing that?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Well, I don’t think the story’s changed at all. We think that any number of the continuums are really appropriate and allow folks to age in place and generally, they have done better. So almost everything we’ve done in the large markets have been some combinations of IL, AL, dementia or some subset of that. I still think they are terrific investments.

Rich Anderson - BMO Capital Markets - Analyst

I guess going away from the nursing home element is what I’m talking about.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Well, we have no problem with small SNF units as part of a continuum. We actually, one of our investments in the skilled nursing side is Trilogy, which has a combination approach of Medicare and private pay-oriented SNFs with AL and dementia. So we just think it’s the appropriateness of the SNF setting in the right model that really makes a lot of sense. But to diminish our percentage of Medicaid-oriented skilled nursing, especially in certain states, made a lot of sense to us.

Rich Anderson - BMO Capital Markets - Analyst

Okay. Last question for somebody. The 1.15 triple-net Senior Housing coverage and the 1.2, plus 1.2 SNF coverage after you do all the sales, what is the coverage after CapEx in those? Are you covering rents still?

Scott Estes - Health Care REIT Inc - EVP, CFO

Yes, at both of those levels, yes. And just to be clear, our skilled nursing coverage, when we talk about 1.2, that was just the low point of the dispersion. Everyone’s above 1.2. So, again, our overall coverage is currently 1.4.

Rich Anderson - BMO Capital Markets - Analyst

But when you add the CapEx, because you did have kind of a lengthy discussion about CapEx, you’re still above 1 in that [mix]?

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Scott Estes - Health Care REIT Inc - EVP, CFO

Yes.

Rich Anderson - BMO Capital Markets - Analyst

Okay. Thank you.

Operator

Your next question comes from Jorel Guilloty with Morgan Stanley.

Jorel Guilloty - Morgan Stanley - Analyst

Gentlemen. RIDEA is tracking well above your guidance at about 7% in 3Q ‘12, and you’d said previously you would expect 5% to 6% growth for the year. I was just wondering, what is driving the strong performance relative to what you had budgeted at the beginning of the year? And do you expect this to persist, or do you expect some moderation in 4Q?

Scott Estes - Health Care REIT Inc - EVP, CFO

Jorel, it’s Scott Estes. You’re breaking up a little bit. I’m pretty sure the gist of your question was how is the RIDEA portfolio doing, expectations and what’s kind of the factors behind the growth and how we’re thinking about it next year?

Jorel Guilloty - Morgan Stanley - Analyst

Well, basically, I just want to see what is driving the performance relative to what you budgeted earlier in this year.

Chuck Herman - Health Care REIT Inc - EVP, CIO

We’ve had some good fill-up of some of our assets, the rents that people are commanding are doing very well also. So there’s been a combination of factors that have led to the improvement.

Jorel Guilloty - Morgan Stanley - Analyst

Okay, and then following the dispositions, acceleration that you just announced, how much more of your portfolio do you think you can potentially dispose of going forward?

Scott Estes - Health Care REIT Inc - EVP, CFO

This is Scott Estes. My view is we will have largely completed our major portfolio repositioning efforts through this acceleration. That being said, you should expect us probably to still look at potentially $200 million of dispositions in 2013, but really, the opportunity we saw in particular was on the skilled nursing side, I think we’ve been talking to most everyone about, and it’s just worked out pretty well that we think we can get a lot of those transactions done in short order, so we’ve decided to do it.

Jorel Guilloty - Morgan Stanley - Analyst

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Okay, and then my last question is, so after this year, you have approximately $250 million in development conversions remaining. Do you expect the development pipeline to increase in the near term? And if so, in what asset classes?

Scott Estes - Health Care REIT Inc - EVP, CFO

I think it will. Some perspective on our development pipeline. I would say probably two-thirds to three-quarters of the opportunities would be in the medical facilities area, I think, from the transactions that we generally look at. It’s been a pretty low number. It’s a nice opportunity, we get some nice returns on those, I would guess, in the range of anywhere from, what would you say, $200 million to $400 million of starts per year is probably a reasonable estimate?

Chuck Herman - Health Care REIT Inc - EVP, CIO

Yes. As much as $500 million, depending upon a, the amount of activity in the senior space. You have to remember, we’ve added so many strong key portfolio operators in the last couple of years, and as they expect to grow their portfolios and whatnot, we would expect them to grow in the amount of construction they may do.

Jorel Guilloty - Morgan Stanley - Analyst

All right. Thank you.

Operator

Your next question comes from Nick Yulico with Macquarie.

Nick Yulico - Macquarie Securities - Analyst

Hey, thanks. I think you said in the same-store Senior Housing operating, the occupancy was up 200 basis points year-over-year. Could you just give the actual occupancy number?

Scott Estes - Health Care REIT Inc - EVP, CFO

Yes, it’s been right around 90% currently.

Nick Yulico - Macquarie Securities - Analyst

Okay, and then when we’re looking at that same-store pool, you have basically 116 assets there today versus the 99 you actually owned a year ago. So some of those, I guess, the assets you had then were Belmont, Merrill Gardens. Were some of those unstable assets that are actually in the pool today, if we think about that from a year-over-year standpoint?

Scott Estes - Health Care REIT Inc - EVP, CFO

I think, Nick, the best perspective is we do have a little bit of a benefit, but that obviously also went into our initial expectations when we talked about the initial cap rates we went in at. That, I think, exclusive of the benefit of anything in fill-up, our stable, call it, same-store portfolio was up over 5%. So you’re getting 5.2% an area. So you’re still — you’re getting a slight benefit from some of the assets in fill-up, but still the core portfolio is generating over 5% growth year-over-year.

Nick Yulico - Macquarie Securities - Analyst

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Okay, that’s helpful. And then on Sunrise, I think you said, Scott, I think you said you are expecting a 6.1% yield after CapEx next year. Is that a number that is sort of an end-of-year figure for the return, or is that supposed to be sort of an average for the year? I’m just wondering how, what type of growth in NOI that might assume for the portfolio next year?

Scott Brinker - Health Care REIT Inc - EVP, Investments

Yes, it’s probably best to think about the 6.5% as sort of a forward-looking yield as of July of 2013. That’s the date where we expect to own basically 115 of the 125 properties on a 100% basis. At that point, we’re able to reset the management fees. There is some NOI growth built into that number from the historical period, as you would expect, but to date Sunrise has been right on top of our expectations, if not better.

Nick Yulico - Macquarie Securities - Analyst

Okay. So you said, sorry, that the 6.5% would be sort of a forward-looking return, forward 12 months, as of next July 2013?

Scott Brinker - Health Care REIT Inc - EVP, Investments

Yes. So if you looked at, say, a quarter of NOI in early 2013, it would probably be a little bit lower than 6.5%, but by the end of the year, you’re going to be right around that number.

Nick Yulico - Macquarie Securities - Analyst

Okay, great. And then just one last question on Sunrise. Based on, it looks like the way you guys have done sort of your same-store pool historically, it really relates to how long the assets have been open rather than necessarily you guys owning them in the year-over-year period. So if that’s sort of true, does that mean that the Sunrise assets could be going in your same-store operating metrics as early as maybe first or second quarter next year?

Scott Estes - Health Care REIT Inc - EVP, CFO

I think we’ll evaluate that. I think the general discussions and feedback we’ve received from folks, it would be more of the traditional view to wait until the full 15 months and start to report once we’ve had the transition in place. And that’s basically the way we’ve started to do it now. So I think it’s more standard. We can continue to discuss it, but that would be my expectation at this point.

Nick Yulico - Macquarie Securities - Analyst

Okay. Thanks, guys.

Scott Estes - Health Care REIT Inc - EVP, CFO

Sure.

Operator

Your next question comes from Philip Martin with Morningstar.

Philip Martin - Morningstar - Analyst

Good morning.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Good morning, Philip.

Philip Martin - Morningstar - Analyst

A question on your medical office building portfolio. Given that MOBs are increasingly becoming more of the focal point of healthcare delivery, what sort of value-add and/or repositioning opportunities do you see within your MOB portfolio, as they kind of move toward a greater use, or a more comprehensive use?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

I think that most of the new ones we’ve done through development are very well thought through, with the right types of complementary services. I think that some of the old ones, older ones, may need some repositioning as we look at how all of the different physician practices and services fit together. So I think our ability to analyze the clinical integration and to make suggestions to our hospital or physician or clinic partners will put us in a position to really add that value.

Philip Martin - Morningstar - Analyst

Is that part of the longer-term discussion you’re having with some of your relationships? Certainly, you have the location, but you may have a facility or a building that might be a bit obsolete. And, again, are your relationships thinking that far ahead?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

I think that in most cases where we have the larger buildings, they are relatively new. The average age of our MOBs is what, Scott, about eight years, I believe now? So some of those are in very good —

Scott Estes - Health Care REIT Inc - EVP, CFO

12.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

12. So with respect to the new ones, it’s just a continuous discussion to see how our leasing is going, how the teams are fitting together, what doctor groups either don’t need the same amount of space or need more, and then trying to just continuously communicate. Some of the — any of the older ones that we would take over, the health systems or the clinics are very interested in our input to see exactly what we should do to reposition it, what we should do to renovate and refurbish, add on, or whatever.

So I think that really is in our sweet spot, being as immersed in healthcare and where it’s going as we are. We have very distinct conversations when we’re looking to build a new building or, say, to acquire a building that is somewhat older.

Philip Martin - Morningstar - Analyst

And based on your experience, would you expect — and what you see and all the discussions you’re having with all kinds of relationships out there — would you expect the tenant mix in some of your older MOBs to shift considerably or change considerably over the next five years?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Oh, I think it will change. I don’t know if considerably is appropriate. I think we’re just looking at the particular doctor groups, what the health system is doing perhaps in the area, what specialties they might have in a particular location around the MOB, what they are trying to do to rebrand out there. So it’s just a whole — a very, very general discussion. So it’s hard to universalize on an answer like that.

Philip Martin - Morningstar - Analyst

Okay.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

But it’s the kind of discussions we have.

Philip Martin - Morningstar - Analyst

Okay. And then with your skilled nursing portfolio, the portion of your skilled nursing portfolio that you would consider core, that you want to maintain in the portfolio, where do you see margins going today to five years from now?

Chuck Herman - Health Care REIT Inc - EVP, CIO

I think it depends largely on the ability to continue to add the enhanced services that Genesis has been adding over the last several years. So as they do their transactions and as they grow their company, there should be some additional synergies you would expect from an operations perspective, and there should be some enhanced services they should add, as well.

Philip Martin - Morningstar - Analyst

Could that —

Scott Estes - Health Care REIT Inc - EVP, CFO

Facilities, Philip, we talk to the guys — take a more sophisticated operator, I think with larger scale, the ability to lower costs, more efficient outcomes and quality of care will become increasingly important, so you start to think about we’re really focused on who really has the long-term platforms to improve on those metrics over the longer term.

Philip Martin - Morningstar - Analyst

Could you see margins go up 20%?

Scott Brinker - Health Care REIT Inc - EVP, Investments

I think you’re more likely to see a differential between the high quality providers and the low quality providers. I think the high quality people like Genesis are going to do better, certainly relative to the rest. So their margins, I think, would stay roughly the same, but they are going to outperform the types of buildings that we’re selling. That’s our thesis.

Chuck Herman - Health Care REIT Inc - EVP, CIO

Yes, and in the end, it’s all about NOI. For us, it’s about NOI per unit, what they can generate there. So margins may go down. But if they are generating more NOI per unit, you would have a more valuable asset.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Philip Martin - Morningstar - Analyst

And, again, to the extent of the repositioning of the skilled nursing assets, are you seeing a better opportunity with, or is it about the same as what you thought with this core SNF portfolio in terms of CapEx and value-add opportunities from HCN’s standpoint, to fund some of those value-add CapEx initiatives?

Chuck Herman - Health Care REIT Inc - EVP, CIO

We’re looking at the portfolio as a, just that, as a core portfolio, so we’re adding services where needed, adding new buildings as appropriate, as well, where there is ability to enhance the relationship with some of the core health systems out there. So we’re seeing opportunities throughout the entire portfolio.

Philip Martin - Morningstar - Analyst

Okay. Okay. Thank you.

Operator

Your next question comes from Michael Mueller with JPMorgan.

Michael Mueller - JPMorgan Chase & Co. - Analyst

Yes, hi. A few questions here. First, Scott, I’m sure you’re working on a budget for next year, but can you give us some rough numbers for where you think, say, G&A and overall CapEx pencils out after you layer in the full Sunrise portfolio?

Scott Estes - Health Care REIT Inc - EVP, CFO

I really would just be guessing at this point, Mike. I think we’ll clearly do that in February when we give the guidance. I would say that we’re getting some, I think, relative savings as you think of our scalable platform as you add the Sunrise investment into our G&A. As I mentioned, our run rate in the fourth quarter in terms of G&A is looking like about $24 million. The aggregate CapEx for this year, what is it, Steve, about $54 million, for the full year 2012? So I think I would take those kind of run rates and grow them at some point at this point and we’ll give you more specifics as soon as we can.

Michael Mueller - JPMorgan Chase & Co. - Analyst

Okay, and then Genesis, I may have missed this. I think you mentioned the CapEx being about $1,200 a bed. Then you said something about strategic CapEx of $800. What’s the difference between the two and how do you see that extra $800 of CapEx continuing over the next few years, or is it more of a 2012 phenomenon?

Scott Estes - Health Care REIT Inc - EVP, CFO

I’ll have Chuck Herman help me answer your question, but the short answer is the routine CapEx is about $1,200 and the additional $800 is more strategic. And that would be things that are in essence, more significant, that would be value-adding. So if they are doing rooms or hallways or building out a rehab gym, those are things that essentially get into more of the strategic perspective. It’s probably around in that area, I would think, of going forward, don’t you think, Chuck?

Chuck Herman - Health Care REIT Inc - EVP, CIO

Yes, I would think so.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Michael Mueller - JPMorgan Chase & Co. - Analyst

So all in, about $2,000?

Scott Estes - Health Care REIT Inc - EVP, CFO

Yes.

Chuck Herman - Health Care REIT Inc - EVP, CIO

Yes.

Michael Mueller - JPMorgan Chase & Co. - Analyst

Okay. And then, last question, for the balance of the asset sales that you’re expecting this year, what’s the ballpark cap rate?

Scott Estes - Health Care REIT Inc - EVP, CFO

What do you think, 10% or 11%.

Steve Schroeder - Health Care REIT Inc - VP, Finance

Yes, 10%.

Michael Mueller - JPMorgan Chase & Co. - Analyst

Okay, great. Thank you.

Scott Estes - Health Care REIT Inc - EVP, CFO

Sure.

Operator

Your next question comes from Tom Truxillo with Bank of America.

Tom Truxillo - BofA Merrill Lynch - Analyst

Thanks for taking the questions, guys. Kind of two, one for George and probably one for Scott. Both have to do with two increased exposures from the Sunrise acquisitions. Just looking for a bit of color on each.

The first being the Senior Housing operating assets, and I do appreciate all the commentary on the call so far on it, but having said that, do you have any new commentary on kind of the strategic goal for how much your portfolio could end up in Senior Housing operating and have you discussed that with the agencies?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Well, Scott can comment on the ongoing discussion with the agencies, but I think I would like to go back to the general point we made, both Scott Brinker and I made earlier. And that is the most important variable in terms of doing an investment relates more to the quality of the operator, its assets and the markets where they are located, and we’ve been a little surprised at the quality of assets that really wanted to align interests and do a RIDEA deal.

And it was in our judgment compelling, even though it has increased the RIDEA component so that it will be probably in excess of 30% at some point. We just think much of the discussion has been somewhat misplaced, with all due respect, because it’s focusing more on the structure than the quality of the investments themselves. So —

Tom Truxillo - BofA Merrill Lynch - Analyst

Sure.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

We would like to keep some balance between triple-net and RIDEA. And the bottom line is if we continue to have opportunities in the RIDEA area with outsized growth with the best operators, markets and facilities, we’re going to continue to do that.

Tom Truxillo - BofA Merrill Lynch - Analyst

Sure, and I understand your point on it and I tend to share that point. My question is more of how do you balance the way you view it versus what is obviously a negative view from the agencies on growing that exposure? And how do you balance the two?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Well, I think part of it is to continue to communicate. It is also our ability to communicate the quality of the investment, whether it be in a RIDEA structure or triple net. And triple nets, as Scott Brinker made clear, it’s no panacea. Simply because if people are supposed to pay you, it doesn’t mean — and to make their own CapEx investments — it doesn’t mean they are going to be capable of it, they are in the wrong markets, wrong assets. And if the operator isn’t that capable. But, Scott Estes, do you want to comment a little bit about the discussions with the agencies?

Scott Estes - Health Care REIT Inc - EVP, CFO

Sure. I think the answer really, George, is — you are really getting at the crux of it — the perception of volatility and risk in RIDEA versus triple net is almost a misguided discussion. Again, when we’re looking at the operators, the quality of the assets, clearly in the best markets with the best operators is a part of our decision-making process. I think one important point is we would acknowledge, obviously, the pace of acquisitions has been significant. We do believe that an increasing percentage of our future investments will come from our existing relationships.

When we’ve had the discussions, I think, boy, the quality of our portfolio, lesser government reimbursement, greater diversity, larger assets are all things that should be favorable in the rating agencies’ eyes. We’ve had our discussions with them, again, about integration. And if anything, I think we once again show we can successfully integrate these assets like we’ve done with our other portfolios, and I think we have a good shot at making, hopefully, some good headway there, because the portfolio has really improved a lot.

Tom Truxillo - BofA Merrill Lynch - Analyst

Okay, great.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

And I think even to the extent that people perceive the matter a little differently than we do, if you look at the outsized returns we make from a RIDEA investment, we think it’s more than worthwhile in terms of this somewhat larger perceived risk. I think Scott Brinker, you had some numbers on what would happen if we had done Sunrise on a triple-net basis rather than on a RIDEA basis. You might remind them of those numbers generally.

Scott Brinker - Health Care REIT Inc - EVP, Investments

Yes, one thing that is important to think about when deciding whether to use a RIDEA or a triple-net lease structure is that a triple-net lease requires to you share the cash flows. We’re not familiar with too many operators that will be willing to sign up to guarantee the rent unless they are highly likely to make a large profit after CapEx. So on Sunrise in particular, we at least thought about a triple-net lease and quickly came to the conclusion that we would be giving up way too much of the cash flow over time and, therefore, quickly decided that RIDEA for this type of portfolio given its growth prospects was a lot more appropriate.

Tom Truxillo - BofA Merrill Lynch - Analyst

Great, thanks. And the second is more of a balanced [exposure], you guys are assuming a lot of secured debt with the acquisition, and I have your secured debt to assets ratio shaking out kind of in the high teens. Can you talk a little bit about your comfort level there and if you’re not comfortable there, how do you get that ratio down a bit?

Scott Estes - Health Care REIT Inc - EVP, CFO

That is correct. It’s probably about the area that it would shake out if you just take what’s in our earnings release today. We’re comfortable at that level. That’s at the higher end of where we would probably like to see it. I think we’ll look at opportunities. Right off the bat, there’s clearly some of that debt that makes sense to pay off if we’re able to do that. So we would probably hope to keep it somewhat lower than that when we’re looking at that right now.

Tom Truxillo - BofA Merrill Lynch - Analyst

Great. Thanks for the color, guys. Appreciate it.

Scott Estes - Health Care REIT Inc - EVP, CFO

Sure.

Operator

Your next question comes from [Greg Latz] with [BNT.]

Greg Latz - BNT - Analyst

Yes, I had a question about the Sunrise deal. HSR was supposed to expire on October 26. Can you give us status on that? Did it expire, did you pull a refile, or did you get a second request?

Jeff Miller - Health Care REIT Inc - EVP Operations and General Counsel

This is Jeff Miller. We actually did two separate ones, one for the Sunrise acquisition and one for the [manco]. FTC and DOJ let the waiting periods expire, so we’re free to proceed with the closing.

Operator

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Your next question comes from Rob Mains with Stifel Nicolaus.

Rob Mains - Stifel Nicolaus - Analyst

Yes. Thanks. Just a couple odds and ends here. Scott, the SNF sales that you’re contemplating, are those — did I catch you right, that those are mostly to operators? I’m curious who is buying these?

Scott Estes - Health Care REIT Inc - EVP, CFO

Yes, that’s correct, Rob, operators, yes.

Rob Mains - Stifel Nicolaus - Analyst

Okay, and the MOBs, you’ve had some pretty nice momentum with occupancy, the NOI growth really hasn’t kind of gone along with that. Is that because of — well, I’m not going to guess. Why has NOI growth been 1.5%?

Scott Estes - Health Care REIT Inc - EVP, CFO

The team has done, I think, a great job of getting as much value out of the portfolio as we’ve been able to do. You have about 70% of the increases in our medical office portfolio are fixed and they range probably in the 1.5% to 2.5% range. So you generally expect, I would say, probably 2%, maybe a little bit better, growth and there has been just some effect of leasing spreads, but our rollover has been very small. So the kind of number we’ve seen has been in the 1% to 2% range of late.

Rob Mains - Stifel Nicolaus - Analyst

Okay, and, obviously, you’ve laid out some — a number of transactions over this quarter and the next one that kind of are already on the board. Should we infer from that, that some of the other deals that obviously you’re not talking about, that that activity might abate a little bit, or would that be a misread?

Chuck Herman - Health Care REIT Inc - EVP, CIO

We’re seeing transaction activity, we’re still seeing a lot of transaction activity. Really it’s a question of whether or not they are of the quality that we want to pursue or not. We do see a lot of SNF opportunities. I would say more so than the private pay Senior Housing opportunities currently, although there’s still some larger deals out there that we know are being reviewed.

Scott Estes - Health Care REIT Inc - EVP, CFO

You are probably talking about the market generally. I think what we would do is, yes, Rob, we’re very excited about the portfolio that we got and if we think about what we may do, it’s probably two-thirds weighted towards Seniors Housing opportunities, one third weighted toward medical office buildings. But, yes, I would think over the next six to twelve months, you would see, expect to see the pace.

And at least for us, about a two, one to two years ago, we were getting 40%, 30% to 40% of our quarterly investments from repeat business. Now it’s up to about 60%, 65%. So I think that’s going to be an increasing part as we’ve added good partners just to grow with them.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

I think if we go back to the thesis, Rob, and that is we wanted to have the highest quality portfolio, with the best operators, best markets in the country, and with a lot of emphasis on the Senior Housing, high end Senior Housing and MOBs, and we’ve largely accomplished that and we’re not going to dilute that through lesser types of investments.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Rob Mains - Stifel Nicolaus - Analyst

Right. I was thinking also in terms of the relationship investing, just kind of is it total dollar amount in excess of what’s in the press release today, is that likely to come down a little bit for a while as you digest the latest spate of acquisitions, or would you expect relationship investing to still provide kind of a steady drum beat of new investments?

George Chapman - Health Care REIT Inc - Chairman, CEO and President

We think that there probably are some relatively smaller investments out there that we could capture, perhaps apart from the relationships, but as we indicated, 64% of the last 12 months, rolling 12 months came from relationships. I, frankly, expect that number to increase after we capture the remaining Sunrise and some other independent investments, and I indicated in my remarks that I think if we ever get to that place called normalcy, which we keep looking for, then I think we’re going to be more at the steady state, $1.5 billion to $2 billion, and we’ll be able to drive substantial growth in our FFO through our, an excellent portfolio.

Rob Mains - Stifel Nicolaus - Analyst

Okay. And then last question, this is almost a footnote in terms of size. The entry fee business, occupancy up again this quarter, could you remind us where you stand in terms of the deferred rent and the ability to capture some of that?

Scott Estes - Health Care REIT Inc - EVP, CFO

Yes. Our entrance fee facility is currently 13 facilities, only about 4% of the portfolio and we continue to earn about 6.5% overall. It does continue to fill, generally, albeit somewhat slowly, probably a rate of 2% to 3% per quarter. We have some facilities that are doing well. You have a few that are probably struggling a little more. I think some more of the resort-like communities in the southeast have had a little bit slower fill-up times. So I think as always, we have a right to capture any of the upside and I think that just allows us to continue to evaluate all of those buildings, as well as thinking about if ever repositioning as a rental model maybe makes sense or if selling them ever may make sense.

Rob Mains - Stifel Nicolaus - Analyst

Okay. Fair enough. Thank you.

Scott Estes - Health Care REIT Inc - EVP, CFO

Sure.

Operator

Your next question comes from Alex [Friedland] with BNPP.

Alex Friedland - BNP Paribas - Analyst

Good morning, guys. Thanks for taking my question. Just was wondering if you could remind everybody what the additional compensation in the SRZ acquisition is, if the deal does not close by 21st of February, and just if you can say anything in terms of how you’re thinking about that deadline?

Scott Brinker - Health Care REIT Inc - EVP, Investments

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Yes, the extension fee is done on a per diem basis, it’s roughly $550,000 a day. And that starts in late February, but at this point, our expectation is to close in early 2013.

Alex Friedland - BNP Paribas - Analyst

Okay. Thanks a lot.

Scott Brinker - Health Care REIT Inc - EVP, Investments

Sure.

Operator

Your next question comes from Todd Stender with Wells Fargo.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Hi, guys. Thanks. And sorry, just a few more skilled nursing questions. What’s the SNF portfolio going to look like after this $700 million are sold, I guess, if you look at it from a coverage standpoint, average age, state exposure, any details you can share about that?

Scott Estes - Health Care REIT Inc - EVP, CFO

I think the best way, Todd, to think about it is we do have some Sun assets that we’ve talked about, so you’d probably combine the Sun and Genesis portfolios. If we have $3.5 billion today, selling another $400 million to $500 million very short term gets us to about a $3 billion portfolio. So Genesis will basically be about $2.5 billion to $2.6 billion of the $3 billion total. And then we have a handful of others, as George mentioned, such as Trilogy, that we’ve had good relationships with longer term. So that really would make most of the focus in our portfolio will be the Genesis portfolio.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Okay, and just to clarify, I think you gave a few numbers about the portfolio. What’s the in-place yield that the facilities you’re selling you’re generating right now and what’s the pricing that you expect?

Scott Estes - Health Care REIT Inc - EVP, CFO

I guess I didn’t average them all. I would think generally the in-place yield is usually in the 10%, if they’ve been in our portfolio a while, 10.5% to 11%, but we often get a price above our book basis, so with those gains it’s usually a yield on the sale price, more like the 9% to 9.5% range that I mentioned before.

Todd Stender - Wells Fargo Securities, LLC - Analyst

And what do you expect to put that back to work at? What type of reinvestment yield are you budgeting?

Scott Estes - Health Care REIT Inc - EVP, CFO

I think if you look at the investments that we’ve looked at the last three to six months, probably you’d assume 6.5% to 7% area. It depends what the asset types ultimately are but, again, we’re looking at high quality seniors housing assets and medical office buildings primarily.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Todd Stender - Wells Fargo Securities, LLC - Analyst

Thanks, Scott. And just finally, if the current tenants appear to be the most likely buyers of these assets, and HUD financing usually takes quite a bit of time, how much of the $700 million of sales do you think you’ll provide seller financing for, or just a bridge financing?

Scott Estes - Health Care REIT Inc - EVP, CFO

Basically, none from our perspective. A lot of these have been in the works for a while, but, again, to the operators, we, again, are comfortable with that being a realistic, it’s all looking pretty good for fourth quarter closings at this point.

Todd Stender - Wells Fargo Securities, LLC - Analyst

Okay. Thank you.

Operator

(Operator Instructions) Your next question comes from Omotayo Okusanya from Jefferies.

Omotayo Okusanya - Jefferies & Company - Analyst

Hi, good morning. Just a couple of follow-up questions. On the Senior Housing operating portfolio, the 7% same-store NOI growth that’s trending better than you guys were expecting, just curious if you are seeing that across all your different operating partners, or if there are particular partners that are really driving that number and everybody else is kind of in line versus the expectations?

Chuck Herman - Health Care REIT Inc - EVP, CIO

It definitely depends on the operator. But generally, most are performing very, very well. So that’s the beauty of having a portfolio of multiple operators doing RIDEA and the fact that it’s diversified.

Scott Estes - Health Care REIT Inc - EVP, CFO

We saw nice rent, rental growth, too. As I mentioned in the prepared remarks, revenue per occupied unit growth of about 3.5% this quarter.

Omotayo Okusanya - Jefferies & Company - Analyst

Got it, okay. And then, so for anyone that’s really out performing, apart from just the rental drivers, is there anyone out there where occupancy gains are really doing much better than you expected, even despite the strong rent growth, strong rental rate growth?

Chuck Herman - Health Care REIT Inc - EVP, CIO

We just have some fantastic operators that are doing well, hitting on all cylinders, so some are performing a little better than others, but I would expect, I would say we’re very pleased with the portfolio.

Scott Estes - Health Care REIT Inc - EVP, CFO

My view would be about half are pretty much right in line with budget and about half are doing significantly above budget, I would say this year.

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Chuck Herman - Health Care REIT Inc - EVP, CIO

Yes.

Omotayo Okusanya - Jefferies & Company - Analyst

Okay. That’s helpful. And then the dispositions, the additional $450 million, any sense of pricing at this point or what the bogey is?

Scott Estes - Health Care REIT Inc - EVP, CFO

Same numbers, Omotayo, as we’ve been mentioning, it would be about a 9% to 9.5%, I think, yield on sale when you include the gain.

Omotayo Okusanya - Jefferies & Company - Analyst

That’s helpful. And then last quick question, when I take a look at all your same-store stats for the quarter, up 3.6% for the entire portfolio, medical office buildings at 1.5%. I’m just kind of curious on the MOB side where you potentially see that going, just kind of given where current occupancies are? Do you see the upside in regard to same-store NOI or is that kind of a fair run rate type number to be using going forward?

Scott Estes - Health Care REIT Inc - EVP, CFO

I think the short answer is it’s probably a fair run rate going forward. We do have a little bit of occupancy improvement, but, again, the guys are doing a great job. The 94% occupancy is getting close to about as good as I think you can get. But I think that’s a fair, 1.5% to 2% would be a rough expectation for MOB same-store growth.

Omotayo Okusanya - Jefferies & Company - Analyst

Can you talk a little bit about what kind of mark-to-market you’re actually seeing on the MOB portfolio when leases expire?

Scott Estes - Health Care REIT Inc - EVP, CFO

We haven’t given too much detail. Again, Omotayo, if you look, we have very little expirations, at only 5% to 6% per year through 2016.

Omotayo Okusanya - Jefferies & Company - Analyst

Yes.

Scott Estes - Health Care REIT Inc - EVP, CFO

24% in aggregate is pretty low. The spread has really tightened up. It’s probably, what would you say, Jay, around 5% area?

Jay Morgan - Health Care REIT Inc - SVP, Finance

Yes, it’s less than that.

Scott Estes - Health Care REIT Inc - EVP, CFO

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Literally 5%.

Jay Morgan - Health Care REIT Inc - SVP, Finance

Maybe a little bit above negotiating replacement tenants, maybe a little bit below. That’s driven somewhat by TI allowances, but pretty flat from a leasing spread standpoint.

Scott Estes - Health Care REIT Inc - EVP, CFO

Yes, it’s probably too conservative.

Omotayo Okusanya - Jefferies & Company - Analyst

Okay. Very helpful. Thank you.

Operator

Your next question comes from Michael Carroll with RBC Capital Markets.

Michael Carroll - RBC Capital Markets - Analyst

Can you guys give us some color on your ownership position in the management business, what’s the yield on that investment and is that a long-term hold?

Scott Brinker - Health Care REIT Inc - EVP, Investments

This is Scott. We’re going to own a 20% interest in the management company. The purchase price was in the neighborhood of the six times multiple on EBITDA, so that gives you a sense for the return on investment and, yes, our expectation is that we’re going to be a long-term owner. We like the alignment of interests and think that the platform has substantial value going forward, particularly when we think about it overlaid with our current portfolio.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

I think there are two reasons why we wanted to be there and one was for alignment. Two, we think we’re going to do quite well, either long term or by taking the Company public in four or five years, so we’re very pleased with the investment.

Michael Carroll - RBC Capital Markets - Analyst

Okay. And then can you describe the management fee related to the Sunrise portfolio? Are those similar fees to the rest of your RIDEA investments?

Scott Brinker - Health Care REIT Inc - EVP, Investments

They are similar in that we think it’s important to have an alignment of interest. So in virtually every one of our arrangements, the manager participates in any excess NOI above a certain threshold, and they also participate in any shortfall against a certain threshold, and these Sunrise contracts will be set up in a similar manner.

Michael Carroll - RBC Capital Markets - Analyst

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NOVEMBER 06, 2012 / 03:00PM GMT, HCN - Q3 2012 Health Care REIT, Inc. Earnings Conference Call

Okay, great. And then I may have heard this incorrectly, but, Scott, I believe in your comments you said there are situations where a tenant wouldn’t want to lease a property under the triple-net structure. And in those situations, HCN might be willing to make a RIDEA investment? Did I hear that correctly and could you expound upon that if I did?

Scott Brinker - Health Care REIT Inc - EVP, Investments

Yes, the comment was there are certain operators that do not want to do a triple-net lease. They like the alignment of incentives that a RIDEA partnership provides and they have plenty of capital alternatives, and that is their preference, and for the right portfolios and operating partners we’re happy to use that structure.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

I could give you some color on that for a moment. When we first met Merrill Gardens years ago, probably about 20 years ago now, the first thing that Merrill Gardens wanted to do in forming a new relationship was doing it as a joint venture. And we were not able to do that. As the relationship grew, and then we were able to do RIDEA.

It was a natural for Bill Pettit and I to want to do it that way, and he really believes in aligning interests, and I can tell you, too, that at least one other of the companies in our RIDEA platform has only done joint ventures, again, for the alignment. I think there’s some real strength in it that may be somewhat overlooked in some of these debates.

Michael Carroll - RBC Capital Markets - Analyst

Great. Thanks, guys.

George Chapman - Health Care REIT Inc - Chairman, CEO and President

Yes.

Operator

At this time, there are no further questions. This concludes today’s third quarter 2012 Health Care REIT earnings conference call. Thank you. You may now disconnect.

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